Exhibit 10.2

AMENDMENT
NO. 1 TO
EQUIFAX 2005 EXECUTIVE DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of January 1, 2015)

THIS AMENDMENT made as of this 30th day of June, 2016 by Equifax Inc. (the “Company”);
WHEREAS, the Company maintains the Equifax 2005 Executive Deferred Compensation Plan, as amended and restated effective as of January 1, 2015 (the “Plan”); and
WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved a discretionary employer contribution to the Plan for certain eligible executives that is designed to supplement certain retirement benefits that cannot be provided by the Company’s tax-qualified plan;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.
Section 1.1 is deleted in its entirety and the following substituted therefor:
“1.1    Account shall mean the records maintained by the Administrator to determine the Participant’s deferrals under this Plan and any Supplemental Retirement Contributions made by an Employer pursuant to Section 2.4. Such Account may be reflected as an entry in the Company’s (or Employer’s) records, or as a separate account under a trust, or as a combination of both. The Administrator may establish such subaccounts as it deems necessary for the proper administration of the Plan, including a Retirement Account, Scheduled Withdrawal Accounts and Supplemental Retirement Contribution Account.”
2.
Section 1.3 is deleted in its entirety and the following substituted therefor:
“1.3    Base Salary shall mean the Participant’s base annual salary, including any lump sum merit payment and excluding commissions, incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any retirement, deferred compensation, welfare or other benefit plans of the Employer.”
3.
Section 1.5 is deleted in its entirety and the following substituted therefor:
“1.5    Bonus shall mean the amount paid to the Participant by the Employer during the year under the Employer’s annual incentive bonus program, and the amount of any other short-term cash incentive bonuses, including spot awards, and retention bonuses, before reductions for contributions to or deferrals under any retirement, deferred compensation, welfare or other benefit plans of the Employer. Notwithstanding the above, for purposes of Elective Deferrals, Bonus shall mean only those amounts paid under the Employer’s annual incentive bonus program or any other bonus that is designated from time to time by the Administrator to be eligible for Elective Deferrals.”

4.
Section 1.16 is deleted in its entirety and the following substituted therefor:
“1.16    Participant shall mean an Eligible Executive who has elected to participate in the Plan and has completed a Participant Election Form pursuant to Article 2 of the Plan or who has been credited with a Supplemental Retirement Contribution pursuant to Section 2.4.”
5.

Article 1 is amended by addition of the following definitions:
“1.31    Supplemental Retirement Contribution Account shall mean the subaccount maintained by the Administrator to reflect any Supplemental Retirement Contributions credited to a Participant pursuant to Section 2.4 and any earnings thereon. The Supplemental Retirement Contribution Account shall be considered a separate plan for purposes of Section 409A.
1.32    Supplemental Retirement Contributions shall mean any Employer contributions credited to a Participant pursuant to Section 2.4.”
6.
Article 2 is amended by the addition of the following new Section 2.4:
“2.4    Supplemental Retirement Contributions. The Employer may in its discretion make Supplemental Retirement Contributions to the Plan on behalf of one or more Eligible Executives. The Compensation Committee of the Board of Directors of the Company shall determine the Eligible Executives who are eligible to receive Supplemental Retirement Contributions and the amounts of such contributions. The Supplemental Retirement Contributions shall be credited to the Eligible Executive’s Supplemental Retirement Contribution Account. Except as set forth on Appendix A, the terms and conditions of the Plan shall apply to the Supplemental Retirement Contributions and the Participant’s Supplemental Retirement Contribution Account. The Administrator shall have the discretionary authority to make all determinations with respect to a Participant’s Supplemental Retirement Contribution Account.”
7.
Section 3.1 is amended by deleting the last sentence of the first paragraph and replacing it with the following sentence:
“Except as set forth on Appendix A with respect to a Participant’s Supplemental Retirement Contribution Account, amounts credited to a Participant’s Account shall be fully vested at all times.”
8.
This Amendment No. 1 shall be effective as of January 1, 2016. Except as hereby modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 as of the date first written above.

EQUIFAX INC.

By:    /s/ Coretha M. Rushing

Title:    Chief Human Resource Officer

APPENDIX A
SUPPLEMENTAL RETIREMENT CONTRIBUTIONS

A.1.    Supplemental Retirement Contributions. Unless otherwise determined by the Employer, the annual Supplemental Retirement Contribution for a designated Eligible Executive will be equal to ten percent (10%) of the sum of (i) the Eligible Executive’s Base Salary for the Plan Year and (ii) the Bonus paid to the Eligible Executive in the Plan Year. The Supplemental Retirement Contribution for a Plan Year will be credited to the Participant’s Supplemental Retirement Contribution Account at such time after the end of the Plan Year as may be determined by the Employer. To be eligible to receive the Supplemental Retirement Contribution for a Plan Year, the Participant must be actively employed on the last day of the Plan Year, provided that if a Participant terminates employment during a Plan Year as a result of death, Disability or after qualifying for Retirement, the Participant will receive a Supplemental Retirement Contribution for such Plan Year based upon his Base Salary received and any Bonus paid prior to the date of his Termination of Employment. Earnings on the Participant’s Supplemental Retirement Contribution Account shall be determined in accordance with Section 3.2.
A.2.    Vesting of Supplemental Retirement Contribution Account. Except in the event of death or Disability, a Participant will vest in his Supplemental Retirement Contribution Account upon completion of three (3) Years of Vesting Service after the date the Participant becomes eligible to participate in the Supplemental Retirement Contribution portion of the Plan. In the event while actively employed, a Participant dies or incurs a Disability, the Participant’s Supplemental Retirement Contribution Account shall become fully vested. On the date an Eligible Executive is first designated as eligible to receive a Supplemental Retirement Contribution, the Employer may give the Eligible Executive credit for service with the Employer (or another employer) prior to the date of such initial eligibility.
A.3.    Distribution of Supplemental Retirement Contribution Account. A Participant’s vested Supplemental Retirement Contribution Account shall be payable in accordance with Article IV, V, or VI, as applicable, except as follows:
(i)     No Scheduled Withdrawals are permitted from the Supplemental Retirement Contribution Account.
(ii)     In lieu of Section 4.1, the following provision shall apply to the Participant’s Supplemental Retirement Contribution Account: Upon a Participant’s Termination of Employment after he attains age 55, vested amounts credited to the Participant’s Supplemental Retirement Contribution Account shall be paid in a single lump sum unless the Participant has elected within 30 days of becoming eligible to participate in the Supplemental Retirement Contribution portion of the Plan (or such other time period as provided by the Administrator in accordance with Section 409A) to have such Supplemental Retirement Contribution Account paid in substantially level annual installments over a specified period of not more than fifteen (15) years. Payments shall begin on the Settlement Date following the Participant’s Termination of Employment. Any reference in the Plan to making payments or paying Retirement benefits in accordance with Section 4.1 shall mean payment in accordance with this Section A.3(ii) for the Supplemental Retirement Contribution Account.
(iii)     In lieu of Section 4.2, the following Termination Benefit provision shall apply: If the Participant’s Termination of Employment for any reason other than death or Disability occurs prior to age 55, his vested Supplemental Retirement Contribution Account shall remain credited to the Participant in the Plan (with notional earnings as provided in Article 3 through the Valuation Date) and shall be payable in a lump sum on the Settlement Date following the date the Participant attains age 55.
(iv)     Section 4.3 and Section 5.3 shall apply with respect to the Participant’s Account excluding the Participant’s Supplemental Retirement Contribution Account. In addition, if the amount of the Participant’s Supplemental Retirement Contribution Account at the time the Participant (or the Participant’s Beneficiary) would otherwise commence installment payments in accordance with A.3(ii) is less than or equal to fifty thousand dollars

($50,000), the Company shall pay the Participant’s Supplemental Retirement Contribution Account in a single lump sum payable on the last day of the month in which such benefits first become payable.
(v)    For the avoidance of doubt, Sections 4.4, 4.5 and 4.6 shall apply to the Participant’s Supplemental Retirement Contribution Account provided that only vested Supplemental Retirement Contribution Accounts shall be available for distributions on account of Financial Hardship under Section 4.5.